Exhibit 10.3

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated as of September 18, 2015, by and between Hologic, Inc., a Delaware corporation (the “Company”), and Stephen P. MacMillan (the “Executive”).

WHEREAS, the Executive and the Company previously entered into an employment agreement, dated as of December 6, 2013 (the “Prior Employment Agreement”);

WHEREAS, Executive currently serves as the Company’s Chief Executive Officer and President, pursuant to the Prior Employment Agreement;

WHEREAS, the Company wishes to continue to employ the Executive as the Company’s Chief Executive Officer and President, and the Executive is willing to continue be employed and to serve in such capacity; and

WHEREAS, the Company and Executive desire to hereby amend and restate the Prior Employment Agreement;

WHEREAS, the Company and the Executive wish to set forth in this Agreement the terms and conditions upon which the Executive will continue to be employed.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.Employment Terms; Prior Agreements
1.1.    Employment and Duties. Subject to the terms and conditions herein, the Company hereby agrees to continue to employ the Executive for the Term (as defined in Section 2), effective as September 27, 2015 (the “Effective Date”), to render services to the Company. From the Effective Date, the Executive shall continue as the Company’s Chief Executive Officer and President and continue to perform such other duties consistent with such positions (including service as a director or officer of any Affiliate (as defined in Section 4.2) of the Company) as may be assigned by the Company’s Board of Directors (the “Board”) from time to time. The Executive’s title shall continue to be Chief Executive Officer and President. For so long as he is Chief Executive Officer and President of the Company, the Company agrees to nominate the Executive for re-election to the Board at the expiration of each term of office and that the Executive shall serve as a member of the Board for each period for which he is so elected or appointed.

1.2.    Acceptance. The Executive hereby accepts such continued employment and agrees to render the services described above on an exclusive basis to the Company. During the Term, and consistent with Section 1.1, the Executive agrees to continue to serve the Company faithfully and to the best of the Executive’s ability and to use the Executive’s best efforts, skill and ability to promote the interests of the Company in a manner consistent with the Executive’s position. The Executive also agrees to continue to devote the Executive’s entire business time, energy and skill to such employment, except for vacation time, absence for sickness or similar disability, and time spent performing services for any charitable, religious or community organizations, so long as such services do not materially interfere with the performance of the Executive’s duties hereunder or create a conflict of interest other than current board of director positions held by Executive and disclosed in Exhibit A. The Executive may not serve on the board of directors of any other for-profit business or organization without the prior consent of the Board. In consideration for the substantial consideration provided for herein and as a condition to this Agreement, the Executive agrees to continue to be bound by the terms of the Non-Competition and Proprietary Information Agreement by and between the Company and the Executive, dated as of December 6, 2013, (the “Non-Competition Agreement) previously entered into in connection with the execution of the Prior Employment Agreement.
1.3.    Compliance with Policies. The Executive shall comply with all duly adopted Company policies and codes of conduct and ethics in the performance of the Executive’s duties, as such policies may be in effect from time to time and which have been previously provided to the Executive in writing or otherwise made available to him.
1.4.    Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s offices in Marlborough, Massachusetts, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.
2.    Term of Employment.
The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date, and shall end on September 26, 2020 (the “Initial Term”) unless extended as provided in the following sentence. Upon the expiration of the Initial Term, the Term shall be automatically extended for an additional five-year period ending on September 27, 2025, unless either the Company or the Executive notifies the other party in writing not later than June 27, 2020 that the notifying party has elected not to extend the Term (“Notice of Non-Renewal”), in which event the Term shall end upon the expiration of the Initial Term. Notwithstanding the foregoing provisions of this Section 2, the Term shall terminate on the date the Executive’s employment is terminated as provided in Section 4 (and, for the avoidance of doubt, such notification shall not preclude a termination of employment pursuant to Section 4 prior to the then scheduled expiration of the Term).

3.    Compensation and Benefits.
3.1.    Salary. During the Term, the Company agrees continue to pay to the Executive a base salary, payable in arrears in accordance with the Company’s standard payroll practices, at the Executive’s current annual rate of $1,000,000 (as adjusted in accordance with this Section 3.1, the “Base Salary”). The Executive’s Base Salary will be subject to annual review for increase (but not decrease, unless such decrease is in connection with a similar percentage decrease in salary applicable to all senior executives at the Company) by the Compensation Committee of the Board (the “Committee”) and the Board in accordance with the Company’s typical schedule for all senior executives, with future increases equal to the same employee merit pool percentage increase approved for base salaries of US salaried employees for the fiscal year ending immediately prior to the commencement of the review. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.
3.2.    Annual Bonus. For each calendar year that ends during the Term, the Executive shall be entitled to participate in the Company’s annual Short-Term Incentive Plan (the “STIP”) and/or such other annual bonus plan as may be adopted by the Company for senior executives of the Company (collectively, and including the STIP, the “Bonus Program”). The Executive’s annual bonus under the Bonus Program for any year is herein referred to as the “Annual Bonus” and, except for the achievement of any applicable Company and individual goals, shall otherwise only be conditioned upon the Executive remaining employed by the Company through the last business day of the fiscal year to which the award relates; provided that, except as set forth in the following sentence, nothing contained herein shall be construed to limit the Committee’s authority to adjust the Annual Bonus in accordance with the Bonus Program. The Executive’s target Annual Bonus under the Bonus Program (the “Annual Bonus Target”) shall be no less than 150% of the Executive’s Base Salary for each fiscal year that ends during the Term. The actual amount of the Executive’s Annual Bonus for any fiscal year during the Term shall range between 0% and 200% of the Annual Bonus Target based upon the achievement of the Company goals and, if applicable, individual goals, as set forth in the Bonus Program previously established by the Committee for the fiscal year. Payment of any Annual Bonus shall be made in a single lump sum cash payment no later than the November 30 following the end of the applicable fiscal year to which the award relates.
3.3.    Long-Term Incentive. Beginning with fiscal year 2016 and each fiscal year thereafter during the Term, the Executive shall receive an annual grant under the Company’s 2008 Amended and Restated Equity Incentive Plan (as it may be amended from time to time, the “Equity Plan”), with an initial value of $7,250,000, (as may be adjusted annually based on the prior year’s grant value, as provided herein, the “Annual Grant”) based on the closing price of Company’s common stock on the date of issuance. The value of the Annual Grant for each fiscal year shall be adjusted as follows: (i) for every one percent (1%) that the Company exceeds the prior fiscal year’s earnings per share (“EPS”) then the Annual Grant value shall be increased by one-half of one percent (0.5%) and (ii) for every one percent (1%) that the Company is below the prior fiscal year’s EPS, then the Annual Grant value shall be reduced by one percent (1%). For purposes of this Section 3.3, EPS shall be the same EPS used for purposes of the STIP. To the extent EPS is not used for purposes of the STIP, EPS hereunder shall mean non-GAAP EPS as publicly reported by the Company. Such grants shall each be subject to all terms and conditions applicable to grants under the Equity Plan, shall be evidenced by grant agreements in the form customarily used for Equity Plan grants to other named executive officers of the Company and shall be subject to the performance, payout and vesting conditions previously established by the Committee, provided, however, that such awards shall immediately vest (subject in the case of the performance stock units to the achievement of established performance targets) upon Executive’s death or Disability in accordance with the governing award agreement.

3.4.    Additional Equity Compensation.
3.4.1    Deferred Stock Units. For so long as the Company maintains a deferred equity plan (the “DEP”), the Executive may, in accordance with the terms of the DEP, elect to defer the settlement of restricted stock units and/or performance stock units that would have otherwise been settled to the Executive during the Term, including any Matching RSUs (as defined below).
3.4.2    Matching RSUs. As soon as practicable after the end of fiscal year 2016 and after each subsequent fiscal year during the Term, the Company shall grant to the Executive a number of restricted stock units equal to the number shares of the Company’s common stock held by the Executive as of that fiscal year end, divided by the closing price per share of the Company’s common stock on the last trading day of the fiscal year (the “Matching RSUs”). For the sake of clarity, the total value of the Matching RSUs granted will equal the number of shares held by the Executive as of that fiscal year end. For purposes of this Section 3.4.2, “shares held” shall include issued and outstanding shares held directly by the Executive as well as vested equity, the settlement of which has been deferred pursuant to the Company’s DEP, but shall not include shares issued upon vesting of Matching RSUs issued pursuant to this section. The Matching RSUs shall vest on the third anniversary of the applicable Matching RSU issuance date, provided the Executive has remained continuously employed by the Company on the relevant vesting date (or Executive’s employment was terminated as a result of Executive’s death or Disability (as defined below). The total value of Matching RSUs granted under this Section shall not exceed $1,000,000 per fiscal year.

3.5.    Deferred Compensation Plan. The Executive shall be eligible to participate in the Company’s Amended and Restated Deferred Compensation Program (the “DCP”) and the Company shall make a contribution for fiscal year 2016 and each fiscal year thereafter during the Term on behalf of the Executive based on an initial target amount of $232,000, such target amount to be modified consistent with changes for other executive officers for years subsequent to fiscal year 2016, and otherwise subject to the terms and conditions of the DCP including, without limitation, vesting. For the avoidance of doubt, the Company shall make a contribution to the DCP on behalf of the Executive for fiscal year 2015 in an amount not less than $250,000.
3.6.    Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in the performance of the Executive’s services to the Company or its Affiliates, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time. During the Term, the Company shall provide Executive with an automobile lease at the Company’s cost consistent with similar arrangements provided to other executive officers of the Company. During the Initial Term, the Company shall provide the Executive with a housing allowance of $100,000 per year to cover housing in the greater Boston area.
3.7.    Vacation. The Executive shall be entitled to an annual paid vacation in accordance with the applicable vacation policy, as in effect from time to time. Under the Company’s vacation policy in effect as of the Effective Date, the Executive is entitled to take up to twenty (20) days per calendar year.
3.8.    Employee Savings, Health and Welfare Plans; Perquisites. The Executive (and, to the extent eligible, the Executive’s dependents and beneficiaries) shall be entitled to participate in all employee benefit plans of the Company, including its savings, health and welfare benefit plans and executive perquisites, as in effect from time to time, and on a basis no less favorable than any other senior executive (or the dependents and beneficiaries of other senior executives, as applicable).
3.9.    Clawback. The Executive agrees that any amount payable to him pursuant to the Bonus Program or the Equity Plan or any other similar performance-based compensation may be subject to repayment in accordance with the Company’s Policy on Recoupment of Performance-Based Compensation, as adopted and revised by the Board from time to time, and/or subject to recoupment as required by any other provisions of any law (including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended), governmental regulation or stock exchange listing requirement and that such repayment obligation will apply notwithstanding any contrary provision of this Agreement.

4.    Termination.
4.1.    Employment at Will. It is expressly acknowledged and agreed by the parties that the Executive’s employment by the Company constitutes employment at will and that, to the maximum extent permitted by law, either the Company or the Executive has the right to terminate the Executive’s employment at any time and for any reason, or without stated reason. Termination of the Executive’s employment, whether by the Company or the Executive, shall not be considered a breach of this Agreement, and the duties of the parties to each other upon and following a termination of employment shall be governed exclusively by this Agreement, or by the terms of any applicable benefit plan. Notwithstanding anything in this Agreement to the contrary, in the event of notice of termination by either party, the Company may require, and shall communicate to the Executive in writing if so required, that the Executive cease performing some or all of the Executive’s duties and/or not be present at the Company’s or its Affiliates’ offices and/or other facilities.
4.2.    Certain Definitions. For all purposes related to the Executive’s employment by the Company during the Term, the following capitalized terms shall have the meanings set forth below:
4.2.1    Affiliate. An “Affiliate” of the Company means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as a single employer under sections 414(b) or 414(c) of the Code, except that such sections shall be applied by substituting “at least 50%” for “at least 80%” wherever applicable.
4.2.2    Cause. A termination for “Cause” shall mean termination by the Company of the Executive’s employment by reason of the occurrence of any one or more of the following:

(i)	an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company;

(ii)
repeated violations by the Executive of the Executive’s obligations under Section 1 of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company;

(iii)	indictment or plea of nolo contendere of Executive of a felony involving moral turpitude; or;

(iv)	the material breach of the Executive’s Non-Competition and Proprietary Information Agreement.
The Company shall provide the Executive with thirty (30) days written notice of any determination of Cause and provide the Executive, for a period of thirty (30) days following such notice, with the opportunity to appear before the Board, with or without legal representation, to present arguments and evidence on his behalf and following such presentation to the Board, the Executive may only be terminated for Cause if the Board (excluding the Executive if he is a member of the Board), by a two-third (2/3) majority vote reasonably determines in good faith that his actions did, in fact, constitute grounds to terminate the Executive for Cause. Nothing herein shall preclude the Board from deliberating without Executive or his counsel being present. The definition of Cause shall govern all equity award agreements by and between Company and Executive, unless otherwise expressly provided in such equity award agreement.

4.2.3    Disability. shall mean the Executive’s inability to satisfactorily perform the essential functions and duties of Executive’s position with the Company, with or without reasonable accommodation, for either sixty (60) consecutive days or ninety (90) days in any 6 month period, as a result of any physical or mental impairment, as determined by the Board upon certification thereof by a qualified physician selected by the Board after such physician examines the Executive. The Executive agrees, upon request by the Board, to submit to such examination and to provide the Board such medical evidence, records and examination data as is reasonably necessary for the Board to evaluate any potential Disability. The Board agrees to treat such medical information confidentially as required by law.
4.2.4    Good Reason. “Good Reason” shall mean:

(i)	A material diminution in the Executive’s base compensation;

(ii)	A material diminution in the Executive’s authority, duties and responsibilities;

(iii)
A material diminution in the authority, duties and responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Company’s Board;

(iv)	A material change in the geographic location in which Executive’s principal office was located;

(v)	A material diminution in the budget over which the Executive had authority; and

(vi)	Any other action or inaction that constitutes a material breach by the Company of this Agreement or any other agreement under which the Executive provides services;

provided, however, that Good Reason shall not exist unless the Executive has given written notice to the Company within ninety (90) days of the initial existence of the Good Reason event or condition(s) giving specific details regarding the event or condition; and unless the Company has had at least thirty (30) days to cure such Good Reason event or condition after the delivery of such written notice and has failed to cure such event or condition within such thirty (30) day cure period.
4.3.    Termination Events.
4.3.3    Immediate Termination. Executive’s employment and the Term shall terminate immediately upon the occurrence of any of the following:

(vii)	the death of the Executive;

(viii)	Disability of the Executive; or

(ix)	notice by the Company to the Executive of a termination for Cause.
4.3.4    Termination by the Company without Cause. The Company may terminate the Executive’s employment without Cause upon thirty (30) days prior written notice and, in such event, the Term shall terminate upon expiration of such thirty (30) day period.
4.3.5    Resignation by the Executive. The Executive may resign the Executive’s position (i) voluntarily, which shall be effective ninety (90) days following written notice to the Company of the Executive’s intent to so resign or (ii) due to Good Reason, effective upon expiration of the Company’s thirty (30) day cure period and provided that the Company has not cured. The Company may waive all or any portion of the notice period and notify the Executive that his resignation has been accepted as of an earlier date.
4.3.6    Definition of Termination Date. The date upon which the Executive’s employment and the Term terminate pursuant to this Section 4 shall be the Executive’s “Termination Date” for purposes of this Agreement. In the event that the termination of the Executive’s employment does not constitute a “separation from service” as defined in section 409A of the Code, the Executive’s rights to the applicable payments and benefits described in this Section 4 shall vest upon the Termination Date, but no payment to the Executive that is subject to section 409A of the Code shall be paid prior to the date on which the Executive incurs such a separation from service (or, if required under Section 9.1, prior to the date that is six months after such separation if the Executive is a “specified employee” as defined in Treasury Regulation 1.409A-1(i)(1)).
4.3.7    Deemed Resignation. Upon termination of Executive’s employment for any reason or no reason, including with or without Cause or for Good Reason, whether by the Company or by Executive, and unless the Board otherwise expressly determines, Executive agrees that he automatically shall have been deemed to have resigned from all positions as an officer, director and employee of the Company or any subsidiaries or affiliates thereof without any further action on the part of the Executive or the Company.
4.4.    Payments Upon a Termination Event.
4.4.1    Entitlements Upon Termination for Cause or Resignation without Good Reason. Following any termination of the Executive’s employment for Cause or without Good Reason, the Company shall pay or provide to the Executive, or the Executive’s estate or beneficiary, as the case may be, the following amounts (the “Accrued Obligations”):

(i)	Base Salary earned through the Termination Date;

(ii)	a payment representing the Executive’s accrued but unused vacation;

(iii)	reimbursement of all unpaid business expenses properly incurred by the Executive in connection with the performance of services to the Company or its Affiliates prior to the Termination Date;

(iv)
The Executive’s Annual Bonus for the fiscal year prior to the year in which the Termination Date occurs if not paid prior to the Termination Date, paid when Annual Bonuses are paid to active employees but in no event later than November 30 of the year in which the Termination Date occurs; and

(v)
any vested and/or earned, but not forfeited, amounts or benefits on the Termination Date under the Company’s employee benefit plans, programs, policies or practices in accordance with the terms thereof, including any benefit continuation or conversion rights (collectively, the “Company Arrangements”).

4.4.2    Payments Upon Termination by Reason of Death or Disability. In the event that the Executive’s employment is terminated by reason of his death or Disability, the Company shall pay or provide the Accrued Obligations to the Executive or the Executive’s estate.
4.4.3    Payments Upon Termination without Cause; or Resignation for Good Reason. In the event that the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, then the Company shall pay or provide to the Executive or the Executive’s estate:

(i)	the Accrued Obligations;

(ii)
continued payment of a severance amount for the 2 year severance period equal to the product of (x) two times Base Salary plus Annual Bonus for the prior fiscal year divided by (y) the number of payroll periods during the two year severance period beginning on the Termination Date (or such later date as required by Section 4.5) in accordance with the Company’s normal payroll practices; and

(iii)
payment of a prorated Annual Bonus for the fiscal year in which the Termination Date occurs based on actual performance in accordance with the Bonus Program (without the exercise of any negative discretion) and payable on the November 30 following the end of such fiscal year, with such proration to be equal to the fraction the numerator of which is equal to the number of days the Executive worked from the beginning of the Company’s then current fiscal year through the Termination Date and the denominator of which is three hundred sixty-five (365).

4.4.4    Payments Upon Termination as a result of Notice of Non-Renewal. In the event the Executive’s employment is terminated following either parties’ Notice of Non-Renewal of the Term and Executive’s employment is subsequently terminated by the Company without Cause or the Executive resigns for Good Reason at or after the expiration of the Term (without regard in either case to whether the Agreement has expired), then the Company shall pay or provide to the Executive or the Executive’s estate:

(i)	the Accrued Obligations;

(ii)
continued payment of a severance amount for the 1 year severance period equal to the product of (x) one time Base Salary plus Annual Bonus for the prior fiscal year divided by (y) the number of payroll periods during the one year severance period beginning on the Termination Date (or such later date as required by Section 4.5) in accordance with the Company’s normal payroll practices; and

(iii)
payment of a prorated Annual Bonus for the fiscal year in which the Termination Date occurs based on actual performance in accordance with the Bonus Program (without the exercise of any negative discretion) and payable on the November 30 following the end of such fiscal year, with such proration to be equal to the fraction the numerator of which is equal to the number of days the Executive worked from the beginning of the Company’s then current fiscal year through the Termination Date and the denominator of which is three hundred sixty-five (365).

4.4.5    Sections Mutually Exclusive. Sections 4.4.1, 4.4.2, 4.4.3 and 4.4.4 are mutually exclusive, and the Executive shall not be entitled to receive payments or benefits upon a termination of employment under more than one such Section.
4.5.    Payments Conditioned Upon Release. Anything else contained herein to the contrary notwithstanding, in no event shall the Executive be entitled to any payment or benefit pursuant to this Section 4, or otherwise as a result of any termination of employment except for his death, other than the Accrued Obligations, unless and until the Executive executes and does not revoke within the applicable revocation period an enforceable waiver and release of all claims against the Company and its officers and directors in a form provided by the Company (the “Release”). Such Release shall be executed and returned to the Company within the period of time specified in the Release; provided, however, if the Termination Date occurs in one calendar year and the period for considering such Release under applicable law expires during the following calendar year, then notwithstanding anything herein to the contrary other than Section 9.1 herein, the payments of severance hereunder will be paid by the Company to the Executive beginning on the first regular payroll date of the Company in the second calendar year. Any amounts that otherwise would have been paid to the Executive prior to the date on which the revocation period expires shall be paid at the expiration of the revocation period, without interest. If the Executive fails to execute the Release within the specified period, or revokes the Release after executing it, all payments and benefits provided under this Section 4, other than the Accrued Obligations, shall be forfeited.
4.6.    Tax. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
4.7.    No Mitigation. Upon termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement or any other agreement with the Company.
5.    Indemnification. In connection with entering into the Prior Employment Agreement, the Company and the Executive entered into an indemnification agreement in form and substance substantially similar to the Company’ standard for of Director’s Indemnification Agreement (the “Indemnification Agreement”). Notwithstanding anything to the contrary herein, the Indemnification Agreement shall remain in full force and effect in accordance with its terms.
6.    Notices.
6.1.    Form and Address for Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one (1) day after having been sent by overnight courier or three (3) days after having been mailed first class, e-mail, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Attention: General Counsel
Hologic, Inc.

250 Campus Drive
Marlborough, MA 01752

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

7.    General.
7.1.    Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made between residents thereof and to be performed entirely in Massachusetts. Any action brought by either party with respect to this Agreement, shall be brought and maintained only in the state or federal courts located in the Commonwealth of Massachusetts. Each party consents to personal jurisdiction and venue in such courts, waives any right to file a motion based on forum non conveniens or any similar doctrine and agrees not to oppose any motion to transfer any such case to such courts.
7.2.    Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
7.3.    Entire Agreement; Amendment. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including, without limitation, the Prior Employment Agreement; provided, however, that the Non-Competition and Proprietary Information Agreement, the Change of Control Agreement, the Indemnification Agreement, and any outstanding option or other equity agreements by and between the Company and Executive shall be governed in accordance with the terms therein. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth herein. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

7.4.    Assignability.
7.4.1    Nonassignability by Executive. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise.
7.4.2    Assignability by Company. The Company may only assign its rights, together with its obligations, hereunder to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted; provided, however, that no assignment pursuant to this Section 7.4.2 shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee.
7.4.3    Assumption of Agreement by Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive had terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, the “Company” shall mean the Company as previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
7.5.    Survival. The respective rights and obligations of the parties hereunder, including under Sections 4, 5 and 7, shall survive any termination of this Agreement or the expiration of the Term to the extent necessary to the intended preservation of such rights and obligations.
7.6.    Severability. The provisions of this Agreement are severable and the invalidity of any provision shall not affect the validity of any other provision. In the event that any arbitrator or court of competent jurisdiction and venue shall determine that any provision of this Agreement or the application thereof is unenforceable, then the parties hereto agree that said arbitrator or court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the fullest extent provided by law.

7.7.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. The parties hereto agree to accept a signed facsimile or “PDF” copy of this Agreement as a fully binding original.
7.8.    Legal Expenses. The Company shall reimburse the Executive for legal expenses he incurs with respect to the review and negotiation of this Agreement in an amount not to exceed Ten Thousand ($10,000) Dollars.
8.    Free to Contract. The Executive represents and warrants to the Company that the Executive is able freely to accept engagement and employment by the Company as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent Executive from entering into this Agreement, would prevent Executive or restrict Executive in any way from rendering services to the Company as provided herein during the Term or would be breached by the future performance by the Executive of the Executive’s duties hereunder. The Executive also represents and warrants that no fee, charge or expense of any sort is due from the Company to any third person engaged by the Executive in connection with Executive’s employment by the Company hereunder, except as disclosed in this Agreement.
9.    Code Section 409A Legal Requirement.
9.1.    Six Month Delay in Payment. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” as defined and applied in section 409A of the Code as of the Executive’s Termination Date, then, to the extent any payment under this Agreement or any Company Arrangement constitutes deferred compensation (after taking into account any applicable exemptions from section 409A of the Code, including those specified in Section 9.2) and to the extent required by section 409A of the Code, no payments due under this Agreement or any Company Arrangement may be made until the earlier of: (i) the first day following the sixth month anniversary of the Executive’s Termination Date and (ii) the Executive’s date of death.
9.2.    Application of Exemptions. For purposes of section 409A of the Code, each “payment” (as defined by section 409A of the Code) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of section 409A of the Code, each such payment shall be deemed exempt from section 409A of the Code to the fullest extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), as well as any other applicable exemptions.
9.3.    Reimbursement and Offset Provisions. Reimbursement payments shall generally be made in accordance with applicable Company policies; however, in no event will reimbursement payments be made later than the end of the year following the year in which the expense was incurred. The amounts eligible for reimbursement provided in one taxable year will not affect the amounts eligible for reimbursement provided in any other taxable year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment that constitutes “non-qualified deferred compensation” under section 409A of the Code be subject to offset by any other amount unless otherwise permitted by section 409A.
9.4.    Interpretation and Administration of Agreement. To the maximum extent permitted by law, this Agreement shall be interpreted and administered in such a manner that the payments to the Executive are either exempt from, or comply with, the requirements of section 409A of the Code.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HOLOGIC, INC.

By: /s/ Elaine S. Ullian
Elaine S. Ullian
Lead Independent Director

EXECUTIVE

/s/ Stephen P. MacMillan
Stephen P. MacMillan
Chairman, President and Chief Executive Officer

Exhibit A
Board Seats

(1)    Boston Scientific Corporation